August 29, 2018
FOR IMMEDIATE RELEASE
SINCLAIR RESPONDS TO TRIBUNE LAWSUIT IN DELAWARE COURT OF CHANCERY
BALTIMORE, MD (August 29, 2018) – Sinclair Broadcast Group, Inc. (“Sinclair,” “Company”) (Nasdaq: SBGI) announced today that it has filed its Answer, Affirmative Defenses, and Verified Counterclaim to the Verified Complaint filed by Tribune Media Company (“Tribune”) in the Delaware Court of Chancery.

“We were extremely disappointed that the Tribune transaction was terminated,” commented Chris Ripley, Sinclair’s President & Chief Executive Officer. “We are likewise disappointed that Tribune, through its meritless lawsuit, is seeking to capitalize on an unfavorable and unexpected reaction from the Federal Communications Commission to capture a windfall for Tribune. Today, we filed our response to Tribune’s complaint, along with a counterclaim against Tribune for breaching the merger agreement. As described in our filing, we fully complied with our obligations under the merger agreement and worked tirelessly to close the transaction. The Company looks forward to vigorously defending against Tribune’s claims and pursuing our own claim.”

A copy of today’s filing with the Delaware Court of Chancery in the matter captioned Tribune Media Company v. Sinclair Broadcast Group, Inc., C.A. No. 2018-0593-JTL will be available on http://sbgi.net/company-news.

Forward-Looking Statements:
The matters discussed in this news release include forward-looking statements regarding, among other things, a pending lawsuit. When used in this news release, the words “outlook,” “intends to,” “believes,” “anticipates,” “expects,” “achieves,” “estimates,” and similar expressions are intended to identify forward-looking statements. Such statements are subject to a number of risks and uncertainties. Actual results in the future could differ materially and adversely from those described in the forward-looking statements as a result of various important factors, including and in addition to the assumptions set forth therein, but not limited to, the impact of changes in national and regional economies, uncertainties associated with potential changes in the regulatory environment affecting our business and growth strategy, and any risk factors set forth in the Company’s recent reports on Form 8-K, Form 10-Q and/or Form 10-K, as filed with the Securities and Exchange Commission. There can be no assurances that the assumptions and other factors referred to in this release will occur. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements except as required by law.

About Sinclair:
Sinclair is one of the largest and most diversified television broadcasting companies in the country. The Company owns, operates and/or provides services to 191 television stations in 89 markets. Sinclair is a leading local news provider in the country and operates the greatest number of award-winning news rooms in the industry and is dedicated to impactful journalism with a local focus. The Company has multiple national networks, live local sports production, as well as stations affiliated with all the major networks. Sinclair’s content is delivered via multiple-platforms, including over-the-air, multi-channel video program distributors, and digital platforms. The Company regularly uses its website as a key source of Company information which can be accessed at www.sbgi.net.
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